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                                    EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER





                          AGREEMENT AND PLAN OF MERGER



                                  by and among



                       SHAMPAN, LAMPORT HOLDINGS LIMITED,


                            TOMCI ACQUISITION CORP.,


                                       and


                             TAKEOUTMUSIC.COM, INC.









                                January 26, 2000



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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----


I.    THE MERGER.............................................................2
    Section 1.01 The Merger..................................................2
    Section 1.02 Effective Time..............................................2
    Section 1.03 Closing.....................................................3
    Section 1.04 Certificate of Incorporation and By-Laws of the
            Surviving Corporation............................................3

II.   STATUS AND CONVERSION OF SECURITIES; OTHER AGREEMENTS..................3
    Section 2.01 Common Stock of Takeoutmusic.com and the Merger-Sub.........3
    Section 2.02 Takeoutmusic.com Options and Warrants.......................4
    Section 2.03 Exchange of Takeoutmusic.com Capital Stock..................6
    Section 2.04 Registration................................................7
    Section 2.05 Board of Directors of the Parent............................7

III.  REPRESENTATIONS AND WARRANTIES.........................................8
    Section 3.01 Representations and Warranties of Takeoutmusic.com..........8
    Section 3.02 Representations and Warranties of the Parent and the
            Merger-Sub......................................................17

IV.   COVENANTS.............................................................29
    Section 4.01 Covenants of the Parent and the Merger-Sub.................29
    Section 4.02 Covenants of Takeoutmusic.com..............................34
    Section 4.03 British Columbia Reporting.................................38
    Section 4.04 Amendment to Form 10-SB....................................38

V.    CONDITIONS............................................................39
    Section 5.01 Conditions to Each Party's Obligation to Effect the Merger.39
    Section 5.02 Conditions to Obligations of the Parent and the Merger-Sub.40
    Section 5.03 Conditions to Obligation of Takeoutmusic.com to Effect the
            Merger..........................................................42

VI.   TERMINATION...........................................................44
    Section 6.01 Termination................................................44
    Section 6.02 Effect of Termination......................................46

VII.  MISCELLANEOUS.........................................................46
    Section 7.01 Fees and Expenses..........................................46
    Section 7.02 Further Actions............................................46
    Section 7.03 Availability of Equitable Remedies.........................47
    Section 7.04 Survival...................................................47
    Section 7.05 Modification...............................................47


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                                                                            Page
                                                                            ----

    Section 7.06 Notices....................................................47
    Section 7.07 Waiver.....................................................48
    Section 7.08 Binding Effect.............................................49
    Section 7.09 No Third-Party Beneficiaries...............................49
    Section 7.10 Severability...............................................49
    Section 7.11 Merger; Assignability......................................49
    Section 7.12 Headings...................................................50
    Section 7.13 Counterparts; Governing Law; Jurisdiction..................50




                                      ii

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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                       SHAMPAN, LAMPORT HOLDINGS LIMITED,
                            TOMCI ACQUISITION CORP.,
                                       and
                             TAKEOUTMUSIC.COM, INC.


                  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is dated as of January 26, 2000, by and among SHAMPAN, LAMPORT HOLDINGS LIMITED, a Washington corporation, whose address is 1260 609 Granville Street, P.O. Box 10372 Pacific Center, Vancouver, British Columbia V7Y 1G5 (the "Parent"), TOMCI ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Parent, whose address is 1260 609 Granville Street, P.O. Box 10372 Pacific Center, Vancouver, British Columbia V7Y 1G5 (the "Merger-Sub") and TAKEOUTMUSIC.COM, INC., a Delaware corporation, whose address is 381 Broadway, Suite 201, New York, New York 10013 ("Takeoutmusic.com"). Takeoutmusic.com shall be the surviving corporation of the proposed merger between the Merger-Sub and Takeoutmusic.com and, in such capacity, Takeoutmusic.com shall sometimes be referred to herein as the "Surviving Corporation."

                             W I T N E S S E T H:
                             -------------------

                  WHEREAS, the respective Board of Directors of the Parent, the Merger-Sub and Takeoutmusic.com have determined that it is advisable and in the best interests of their respective equity owners to consummate the business combination transaction provided for herein in which the Merger-Sub would merge (the "Merger") with and into Takeoutmusic.com; and

                  WHEREAS, Parent, the Merger-Sub and Takeoutmusic.com desire to make certain agreements in connection with the Merger.



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                  NOW, THEREFORE, in consideration of the mutual premises,
covenants, and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.     THE MERGER.

         Section 1.01 The Merger.

                  At the Effective Time (as defined in Section 1.02), upon the terms and subject to the conditions of this Agreement, the Merger-Sub shall be merged with and into Takeoutmusic.com in accordance with the Delaware General Corporation Law (the "DGCL"). Takeoutmusic.com shall be the surviving corporation in the Merger, and the name of the Surviving Corporation shall be "TAKEOUTMUSIC.COM, INC." As a result of the Merger, all outstanding shares of capital stock of Takeoutmusic.com (the "Takeoutmusic.com Capital Stock"), and any options, warrants or other securities convertible into Takeoutmusic.com Capital Stock shall be converted in the manner provided in Article II.

         Section 1.02 Effective Time.

                  At the Closing (as defined in Section 1.03), a certificate of merger (the "Certificate of Merger") shall be duly prepared by the Surviving Corporation and delivered to the Secretary of State of Delaware for filing as provided in the DGCL, on, or as soon as practicable after, the Closing Date (as defined in Section 1.03). The Merger shall become effective as soon as the Certificate of Merger has been filed with the Secretary of State of Delaware (the date and time when such condition has been satisfied being referred to herein as the "Effective Time").


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         Section 1.03 Closing.

                  The closing of the Merger (the "Closing") will take place at the offices of Camhy Karlinsky & Stein LLP, 1740 Broadway, New York, New York 10019-4315 on or before February ___, 2000 (the "Closing Date"). At the Closing, there shall be delivered to Takeoutmusic.com and the Parent the certificates and other documents and instruments required to be delivered under Article V. The Closing will be effective as of the Effective Time.

         Section 1.04 Certificate of Incorporation and By-Laws of the Surviving Corporation.

                  At the Effective Time, (i) the Certificate of Incorporation of Takeoutmusic.com in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation and (ii) the By-Laws of Takeoutmusic.com as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation. The Certificate of Incorporation and By-Laws of Takeoutmusic.com as in effect as of the date hereof and to be in effect as of the Effective Time are attached hereto as Exhibits 1.04-1 and 1.04-2, respectively.

         Section 1.05 Certificate of Incorporation and By-Laws of the Parent

                  The Certificate of Incorporation and the By-Laws of the Parent as in effect on the date hereof and to be in effect as of the Effective Time are attached hereto as Exhibits 1.05-1 and 1.05-2, respectively.

II. STATUS AND CONVERSION OF SECURITIES; OTHER AGREEMENTS.

       Section 2.01  Common Stock of Takeoutmusic.com and the Merger-Sub.

                  (a) Each share of common stock, par value $.01 per share, of the Merger-Sub outstanding immediately prior to the Closing shall remain outstanding and shall, by virtue of the Merger and without any further action on the part of the holders thereof, be converted into one (1)


                                      3

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share of common stock, par value $.01 per share, of the Surviving Corporation
(the "Surviving Corporation Common Stock"), so that at the Effective Time, the Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation Common Stock.

                  (b) Each share of common stock, par value $.01 per share, of Takeoutmusic.com (the "Takeoutmusic.com Common Stock") issued and outstanding prior to the Closing shall be converted into 1.15 shares of the Parent Common Stock.

         Section 2.02  Takeoutmusic.com Options and Warrants.

                  (a) Schedule 2.02(a) sets forth a true, correct and complete list of all outstanding options (the "Takeoutmusic.com Options") to acquire shares of Takeoutmusic.com Common Stock granted pursuant to the Takeoutmusic.com 1999 Incentive Compensation Plan (the "Stock Option Plan") or otherwise, the dates on which such Takeoutmusic.com Options were granted, the number of outstanding Takeoutmusic.com Options granted on each such date and the exercise price thereof. A copy of the Stock Option Plan is attached hereto as Exhibit 2.02(a)-1.

                  (b) At the Effective Time, the Parent shall assume the Stock Option Plan as its own plan (the "Parent Stock Option Plan") and one million three hundred eighty thousand (1,380,000) shares of Parent Common Stock shall be reserved for issuance of nonqualified and incentive stock options thereunder. Parent shall issue options (the "Parent Stock Options") to the former holders of the Takeoutmusic.com Options and the director nominees of the Parent as set forth on Schedule 2.02(b).

                  (c) At the Effective Time, each outstanding Takeoutmusic.com Option, whether vested or unvested, shall be cancelled and replaced with an option (the "Substituted Option") to acquire, on the same terms and conditions as were applicable under such Takeoutmusic.com Option,


                                      4

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a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) of (i) the number of shares of Takeoutmusic.com Common Stock issuable upon exercise of the Takeoutmusic.com Option immediately prior to the Effective Time and (ii) 1.15; and the option exercise price per share of Parent Common Stock at which such option is exercisable shall be the amount (rounded up to the nearest whole cent) obtained by dividing (x) the option exercise price per share of Takeoutmusic.com Common Stock at which such option is exercisable immediately prior to the Effective Time by (y) 1.15, pursuant to the terms and conditions of the Parent Stock Option Plan; provided, however, that, with respect to Substituted Options granted in respect of any Takeoutmusic.com Option to which Section 421 of the Internal Revenue Code of 1986, as amended (the "Code") applies by reason of its qualification under any of Sections 422-424 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 425(a) of the Code.

                  (d) Schedule 2.02(d) sets forth a copy of the sole outstanding warrant (the "Takeoutmusic.com Warrant") to acquire shares of Takeoutmusic.com Common Stock. Takeoutmusic.com obtain and deliver to the Parent, prior to the Effective Time, an executed consent (the "Warrant Consent") relating to the cancellation of the Takeoutmusic.com Warrant. As soon as practicable after the Effective Time, the Takeoutmusic.com Warrant shall be cancelled and replaced with a warrant (the "Substituted Warrant") to acquire, on the same terms and conditions as were applicable under such Takeoutmusic.com Warrant, a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) of (i) the number of shares of Takeoutmusic.com Common Stock issuable upon exercise of the Takeoutmusic.com Warrant


                                      5

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immediately prior to the Effective Time and (ii) 1.15; and the warrant exercise price per share of Parent Common Stock at which such Warrant is exercisable shall be the amount (rounded up to the nearest whole cent) obtained by dividing
(x) the warrant exercise price per share of Takeoutmusic.com Common Stock at which such warrant is exercisable immediately prior to the Effective Time by (y)
1.15. The Parent shall reserve the aggregate number of shares of Parent Common Stock underlying such warrant for fulfillment thereof in the event such warrant is exercised.

         Section 2.03  Exchange of Takeoutmusic.com Capital Stock.

                  (a) The Parent shall authorize one or more persons to act as a transfer and exchange agent hereunder (the "Exchange Agent") pursuant to an agreement (the "Exchange Agent Agreement") in a form to be agreed upon by the parties hereto. Promptly after the Closing, the Parent shall deposit or cause to be deposited with the Exchange Agent the certificates representing the shares of Parent Common Stock issuable to the holders of Takeoutmusic.com Capital Stock.

                  (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Takeoutmusic.com Capital Stock (the "Takeoutmusic.com Certificates"), a form letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Takeoutmusic.com Certificates shall pass, only upon delivery of the Takeoutmusic.com Certificates to the Exchange Agent) and instructions for such holder's use in effecting surrender of the Takeoutmusic.com Certificates in exchange for certificates representing shares of Parent Common Stock.

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                  (c) As of the Effective Time, each holder of a
Takeoutmusic.com Certificate shall surrender the same at the principal offices of the Exchange Agent, and shall be entitled to receive in exchange therefor a certificates of the Parent reflecting the amount of Parent Common Stock to be received by such holder.

         Section 2.04  Registration.

                  The Parent hereby expressly assumes the obligations of Takeoutmusic.com under the Investors' Rights Agreement (the "IRA") dated November 16, 1999 and December 30, 1999 among Takeoutmusic.com and purchasers of the Takeoutmusic.com Common Stock listed on Exhibit A thereto (the "Investors"), pursuant to Section 2.2 thereof. In the event the Investors exercise their right to a demand registration, the Parent shall also (i) cause to be registered any Parent Common Stock underlying the Parent Options and Substituted Warrant and
(ii) shall permit the holders of Parent Common Stock issued to the investors in the July 16, 1999, private placement of 1,500,003 shares of Takeoutmusic.com Common Stock to include such securities in such registration upon the terms and conditions set forth in the IRA.

         Section 2.05 Board of Directors of the Parent.

                  At the Effective Time, the existing directors of Parent shall elect to the Board of Directors of the Parent between five (5) and seven (7) nominees of the Former Takeoutmusic.com Stockholders, as designated by such Former Takeoutmusic.com Stockholders, and immediately thereafter tender their own resignations from the Board of Directors of Parent.


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III.   REPRESENTATIONS AND WARRANTIES.

         Section 3.01  Representations and Warranties of Takeoutmusic.com.

                  Takeoutmusic.com represents and warrants to the Parent and the Merger-Sub as follows:

                  (a) Organization and Qualification. Takeoutmusic.com is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to conduct its business as and to the extent now conducted, and currently proposed to be conducted, and to own, use and lease its assets and properties, except for such failures to have such power and authority which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect (as defined in this Section 3.01(a)) on Takeoutmusic.com. Takeoutmusic.com is duly qualified, licensed or admitted to do business and is in good standing in New York. As used in this Agreement, a "Material Adverse Effect" shall mean a material adverse effect on the businesses, properties, assets, liabilities, condition (financial or otherwise) or results of operations of an entity (or group of entities taken as a whole). Notwithstanding the foregoing, a Material Adverse Effect shall not include any change in political or economic matters of general applicability. Takeoutmusic.com does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                  (b) Organizational Documents; Capital Stock; Capitalization.

                           (i) A true and complete copy of the Certificate of Incorporation of Takeoutmusic.com as in effect on the date hereof has been delivered to Parent.

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

                           (ii) The authorized capital stock of Takeoutmusic.com consists of 50,000,000 shares of Takeoutmusic.com Common Stock. As of the date hereof, 8,754,733 shares of Takeoutmusic.com Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable. Takeoutmusic.com has heretofore delivered a true and complete table of all of its stockholders.

                           (iii) Schedule 3.01(b)(iii) attached hereto sets forth the number of shares of Takeoutmusic.com Common Stock reserved for future issuance upon exercise of Takeoutmusic.com Options granted and outstanding as of the date hereof and under the Stock Option Plan. Except as disclosed in Schedule 2.02(a), since January 15, 2000, through the date of this Agreement, Takeoutmusic.com has not made any grants under the Stock Option Plan. Except as set forth on Schedule 2.02(a) and Schedule 2.02(d), there are no outstanding options, warrants, calls, subscriptions, rights, agreements or other commitments of any character (contingent or otherwise) of Takeoutmusic.com to issue, sell, repurchase, redeem, or otherwise acquire any shares of Takeoutmusic.com Capital Stock.

                           (iv) There are no debt obligations of
         Takeoutmusic.com of any nature whatsoever except as set forth on
         Schedule 3.01(b)(iv), and as of the Closing Date, Takeoutmusic.com will not have any debt, liabilities, obligations, or contingent obligations of any nature whatsoever, except as set forth on Schedule 3.01(b)(iv).

                  (c) Authority Relative to this Agreement. Takeoutmusic.com has full power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Takeoutmusic.com and the consummation by Takeoutmusic.com of the Merger and the


                                      9
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transactions contemplated hereby have been duly and validly approved by the
Board of Directors of Takeoutmusic.com, and upon the approval of the stockholders of Takeoutmusic.com, no other proceedings on the part of Takeoutmusic.com will be necessary to authorize the execution, delivery, and performance of this Agreement by Takeoutmusic.com and the consummation by Takeoutmusic.com of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Takeoutmusic.com, and constitutes the legal, valid, and binding obligation of Takeoutmusic.com enforceable against Takeoutmusic.com in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (whether considered in a proceeding at law or in equity).

                  (d) Non-Contravention; Approvals and Consents.

                           (i) The execution and delivery of this Agreement by Takeoutmusic.com does not, and the performance by Takeoutmusic.com of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien, claim, mortgage, encumbrance, pledge, security interest, equity, or charge of any kind (any of the foregoing, a "Lien") upon any of the assets or properties of Takeoutmusic.com under any of the terms, conditions, or provisions of (x) the Certificate of Incorporation of Takeoutmusic.com, (y) any statute, law, rule, regulation, or ordinance (collectively, "Laws"), or any judgment, decree, order, writ, permit, or license (collectively, "Orders"), of any court,


                                      10

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         tribunal, arbitrator, authority, agency, commission, official, or other instrumentality of the United States, any foreign country, or any domestic or foreign state, county, city, or other political subdivision (a "Governmental or Regulatory Authority"), applicable to Takeoutmusic.com or any of its assets or properties, or (z) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease (capital or operating) or other instrument, obligation, or agreement of any kind (collectively, "Contracts") to which Takeoutmusic.com is a party or by which Takeoutmusic.com or any of its assets or properties is bound, excluding from the foregoing clauses (y) and (z) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations, and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Takeoutmusic.com or on its ability to consummate the transactions contemplated by this Agreement.

                           (ii) Except (x) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of Delaware, (y) as otherwise disclosed in
         Schedule 3.01(d)(ii) hereto, and (z) for the approval of stockholders of Takeoutmusic.com, no consent, approval, or action of, filing with, or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which Takeoutmusic.com is a party or by which Takeoutmusic.com or any of its assets or properties is bound for the execution and delivery of this Agreement by Takeoutmusic.com, the performance by Takeoutmusic.com of its obligations hereunder or the consummation of the transactions


                                      11

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         contemplated hereby, except for such consents, approvals, or actions of, filings with or notices to any Governmental or Regulatory Authority or other public or private third party the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on Takeoutmusic.com, the Surviving Corporation, or on Takeoutmusic.com's ability to consummate the transactions contemplated by this Agreement.

                  (e) Legal Proceedings. There are no actions, suits, arbitrations, or proceedings pending, nor to the knowledge of Takeoutmusic.com, threatened against, relating to or affecting, Takeoutmusic.com or any of its assets and properties which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Takeoutmusic.com or on the ability of Takeoutmusic.com to consummate the transactions contemplated by this Agreement. Takeoutmusic.com is not subject to any judgment, decree, court order, or writ of any Governmental or Regulatory Authority.

                  (f) Patents, Trademarks, Intangibles. To the best of Takeoutmusic.com's knowledge and belief, it has all right, title and interest in, or a valid and binding license to use all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, franchises, trade secrets, computer programs (in object or source code form), or other intangible property or asset (collectively, "Intangibles") which individually or in the aggregate are material to the conduct of its business. Attached as Schedule 3.01(f) is a true and complete list of all material Intangibles of Takeoutmusic.com. Takeoutmusic.com is not in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any license to use such Intangibles. To Takeoutmusic.com's knowledge, no such Intangibles are being infringed by any third party and, to Takeoutmusic.com's knowledge,


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Takeoutmusic.com is not infringing any Intangible of any third party, except for such defaults and infringements which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on Takeoutmusic.com or the Surviving Corporation.

                  (g) Financial Statements. Takeoutmusic.com has delivered to the Parent and the Merger-Sub a true, correct and complete copy of the unaudited financial statements of Takeoutmusic.com as of December 31, 1999 (the "Takeoutmusic.com Balance Sheet"). The Takeoutmusic.com Balance Sheet fairly presents the financial condition, assets, liabilities, and stockholders' equity of Takeoutmusic.com as of such date.

                  (h) Absence of Certain Changes or Events. Except as set forth in Schedule 3.01(h) hereto or as contemplated hereby, since December 31, 1999, no change, event, or development or combination of changes or developments (including any worsening of any condition currently existing) has occurred or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Takeoutmusic.com (without regard, however, to changes in conditions generally applicable to the industry in which Takeoutmusic.com is involved or general economic conditions).

                  (i) Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the Takeoutmusic.com Balance Sheet, Takeoutmusic.com did not have at such date and has not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature, except liabilities or obligations which were incurred in connection with this Agreement and the transactions contemplated hereby, which were incurred in the ordinary course of business consistent with past practice.


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                  (j) Information Supplied. Nothing in this Agreement or any schedule, exhibit, certificate, document, or statement in writing which has been supplied by or on behalf of Takeoutmusic.com, in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits any statement of a material fact required to be stated or necessary in order to make the statements contained herein or therein not misleading. There is no fact known to Takeoutmusic.com which materially and adversely affects Takeoutmusic.com or the Surviving Corporation, which has not been set forth in this Agreement or in the schedules, exhibits, certificates, documents, or statements in writing furnished by Takeoutmusic.com in connection with the transactions contemplated by this Agreement.

                  (k) Compliance with Laws and Orders. Takeoutmusic.com holds all permits, licenses, variances, exemptions, orders, and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of its business (the "Takeoutmusic.com Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, and approvals which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on Takeoutmusic.com. Takeoutmusic.com is in compliance with the terms of the Takeoutmusic.com Permits, except failures so to comply which, individually or in the aggregate, do not have and are not reasonably expected to have a Material Adverse Effect on Takeoutmusic.com. Takeoutmusic.com is not in violation of, or in default under, any Law or Order of any Governmental or Regulatory Authority, except for violations which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on Takeoutmusic.com.

                  (l) Compliance with Agreements; Certain Agreements. Neither Takeoutmusic.com, nor to the knowledge of Takeoutmusic.com, any other party thereto, is in breach

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or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, is reasonably expected to result in a default under, (x) the Certificate of Incorporation of Takeoutmusic.com or (y) any material Contract to which Takeoutmusic.com is a party or by which Takeoutmusic.com or any of its assets or properties is bound, except in the case of clause (y) for breaches, violations, and defaults which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on Takeoutmusic.com.

                  (m) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Takeoutmusic.com and its affiliates directly with the Parent and the Merger-Sub without the intervention of any person on behalf of Takeoutmusic.com and its affiliates in such manner as to give rise to any valid claim by any person against Takeoutmusic.com, the Parent, or the Surviving Corporation for a finder's fee, brokerage commission, or similar payment.

                  (n) Consents Without Any Condition. Takeoutmusic.com has not made any agreement or reached any understanding not approved by the Parent and the Merger-Sub as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement.

                  (o) Tax Matters.

                           (i) Takeoutmusic.com has filed all tax returns required to be filed by applicable law prior to the Closing. All tax returns were (and, as to tax returns not filed as of the date hereof, will be) true, complete, and correct and filed on a timely basis. Takeoutmusic.com (x) has paid all taxes due, or claimed or asserted in writing by any taxing authority to be due, for the periods covered by such tax returns or (y) has duly and fully provided reserves (in accordance with GAAP) adequate to reflect all such taxes.

                           (ii) Takeoutmusic.com has established (and until the Closing will maintain) on its books and records reserves adequate to reflect all material taxes not yet due and payable. Takeoutmusic.com has made available to the Parent and the Merger-Sub complete, and accurate copies of all work papers associated with the calculation of Takeoutmusic.com's tax reserves.

                           (iii) There are no tax liens upon the assets of Takeoutmusic.com.

                           (iv) Takeoutmusic.com has not requested (and no request has been made on its behalf) any extension of time within which to file any material tax return.

                           (v) (A) No income tax returns have been examined by any taxing authorities for any periods; and (B) no deficiency for any material taxes has been suggested, proposed, asserted, or assessed against Takeoutmusic.com that has not been resolved and paid in full.

                           (vi) No audits or other administrative proceedings or court proceedings are presently pending with regard to any taxes or tax returns of Takeoutmusic.com. No written claim has been made by a taxing authority in a jurisdiction where Takeoutmusic.com does not file tax returns such that it is or may be subject to taxation by that jurisdiction.

                           (vii) To the extent requested by the Parent and the Merger-Sub, Takeoutmusic.com has made available to the Parent and the Merger-Sub (or, in the case of tax returns to be filed on or before the Closing, will make available) complete and accurate copies of all tax returns and associated work papers filed by or on behalf of Takeoutmusic.com for all taxable years ending on or prior to the Closing.

                           (viii)No agreements relating to allocating or sharing of any taxes have been entered into by Takeoutmusic.com.

                           (ix) Takeoutmusic.com has not entered into any transactions that could give rise to an understatement of Federal Income Tax.

                           (x) None of Takeoutmusic.com or any other person on behalf of Takeoutmusic.com has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provisions of state, local or foreign law by reason of a change in accounting method initiated by Takeoutmusic.com or has any application pending with any taxing authority requesting permission for any change in accounting methods that relate to the business or operations of Takeoutmusic.com, and Takeoutmusic.com has no knowledge that the IRS has proposed any such adjustment or change in accounting method.

                           (xi) Takeoutmusic.com has not been, and is not now, a member of any consolidated, combined, unitary or affiliated group of corporations for any tax purposes.

         Section 3.02 Representations and Warranties of the Parent and the Merger-Sub.

                  The Parent and the Merger-Sub represent and warrant to Takeoutmusic.com as follows:

                  (a) Organization and Qualification. The Parent and the Merger-Sub are corporations duly organized, validly existing, and in good standing under the laws of Washington and Delaware, respectively, and have full corporate power and authority to conduct their business as and to the extent now conducted, and currently proposed to be conducted, and to own, use and lease their assets and properties. Except for the Parent's ownership of the Merger-Sub, neither the Parent nor the Merger-Sub directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture, or other business association or entity.

                  (b) Organizational Documents; Capital Stock; Capitalization.

                           (i) Attached hereto as Exhibits 3.02(b)-1 and 3.02(b)-2, respectively, are true and complete copies of the Certificate of Incorporation and By-Laws of the Merger-Sub as in effect on the date hereof. Attached hereto as Exhibits 1.05-1 and 1.05-2, respectively, are true and complete copies of the Certificate of Incorporation and By-Laws of the Parent as in effect on the date hereof.

                           (ii) As of the Closing Date, the authorized capital stock of the Parent will consist solely of one hundred million (100,000,000) shares of the Parent Common Stock and fifty million (50,000,000) shares of the Parent Preferred Stock. As of the Closing Date, the authorized capital stock of the Merger-Sub will consist solely of one thousand (1,000) shares of the common stock, par value $.01 per share, of the Merger-Sub (the "Merger-Sub Common Stock"). The shares of the Parent Common Stock issuable to the Former Takeoutmusic.com Stockholders pursuant to Article II hereof, will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, and nonassessable.

                           (iii) As of the date hereof, (i) approximately 2,438,889 shares of Parent Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable. Schedule 3.02(b)(iii) attached hereto sets forth the number of shares of

         Parent Common Stock reserved for future issuance upon exercise of Parent options granted and outstanding as of the date hereof and under the existing Parent stock option plan. No options have been granted under the existing Parent stock option plan, and Parent shall undertake to have such option plan terminated on or before the Effective Date. Except as set forth on Schedule 3.02(b)(iii), there are no outstanding options, warrants, calls, subscriptions, rights, agreements or other commitments of any character (contingent or otherwise) of the Parent or the Merger-Sub to issue, sell, repurchase, redeem, or otherwise acquire any shares of the Parent Common Stock or the Merger-Sub Common Stock, respectively. True and complete copies of all such options, warrants, calls, subscriptions, rights, agreements and other commitments as in effect on the date hereof have been delivered to Takeoutmusic.com.

                           (iv) There are no debt obligations of the Parent or the Merger-Sub of any nature whatsoever except as set forth on Schedule 3.02(b)(iv), and as of the Closing Date, neither the Parent nor the Merger-Sub will have any debt, liabilities, obligations, or contingent obligations of any nature whatsoever, except as set forth on Schedule 3.02(b)(iv).

                  (c) Authority Relative to this Agreement. The Parent and the Merger-Sub have full corporate power and authority to enter into this Agreement and to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by the Parent and the Merger-Sub and the consummation by the Parent and the Merger-Sub of the Merger and the transactions contemplated hereby have been duly and validly approved by the respective Boards of Directors of the Parent and the Merger-Sub and Parent as the sole stockholder of the Merger-Sub, and no other corporate proceedings on the part of the Parent or the Merger-Sub are necessary to authorize the execution, delivery, and performance of this Agreement by the Parent and the Merger-Sub and the consummation by the Parent and the Merger-Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Parent and the Merger-Sub, and constitutes a legal, valid, and binding obligation of the Parent and the Merger-Sub enforceable against the Parent and the Merger-Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (whether considered in a proceeding at law or in equity).

                  (d) Non-Contravention; Approvals and Consents.

                           (i) Except as set forth in Schedule 3.02(d)(i) hereto, the execution and delivery of this Agreement by the Parent and the Merger-Sub does not, and the performance by the Parent and the Merger-Sub of their obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in, or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien on any of the respective assets or properties of the Parent or the Merger-Sub under any of the terms, conditions or provisions of (x) the Certificate of Incorporation or By-Laws of the Parent or the Merger-Sub, (y) any Laws or Orders of any Governmental or Regulatory Authority applicable to the Parent or the Merger-Sub or any of their respective assets or properties, or (z) any Contracts to which either the Parent or the Merger-Sub is a party or by which either the Parent or the Merger-Sub or any of their respective assets or properties are bound, excluding from the foregoing clauses (y) and (z) conflicts, violations, breaches, defaults, terminations, modifications, accelerations, and creations and impositions of Liens, which individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on the Parent or the Merger-Sub or on their ability to consummate the transactions contemplated by this Agreement.

                           (ii) Except (x) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which the Constituent Entities are qualified to do business, and (y) as disclosed in Schedule 3.02(d)(ii) hereto, no consent, approval, or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Parent or the Merger-Sub is a party or by which the Parent or the Merger-Sub or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Parent and the Merger-Sub, the performance by the Parent and the Merger-Sub of their respective obligations hereunder or the consummation of the transactions contemplated hereby, except for such consents, approvals or actions of, filing with or notices to any Governmental or Regulatory Authority or other public or private third party the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on the Parent, the

         Merger-Sub or the Surviving Corporation or on the Parent's and the Merger-Sub's ability to consummate the transactions contemplated by this Agreement.

                  (e) Financial Statements. The Parent has delivered to Takeoutmusic.com true, correct, and complete copies of the following: the audited balance sheets of the Parent (the "Parent Balance Sheets") as of December 31, 1997 and December 31, 1998; the audited statement of operations of the Parent (the "Parent Operations Statement") for the years ending December 31, 1997 and December 31, 1998; the audited statement of changes in stockholders' deficit of the Parent (the "Parent Stockholders' Equity Statement") for the years ending December 31, 1997 and December 31, 1998; and the audited statement of cash flows of the Parent (the "Parent Cash Flow Statement") for the years ending December 31, 1997 and December 31, 1998, and interim unaudited financial statements of Parent for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999 and for the year ended December 31, 1999 (the "Parent Interim Financial Statements") (together, the "Parent Financial Statements"). The Parent Financial Statements fairly present the financial condition, assets, liabilities, stockholders equity and results of operations of the Parent for the periods indicated. The Merger-Sub is a newly-formed subsidiary of the Parent which, as of the date hereof, has no assets or liabilities, other than a stated capital account, has been formed solely for the purposes of the Merger, and has not conducted and shall not conduct any business except in connection with the Merger.

                  (f) Absence of Certain Changes or Events. Except as set forth in Schedule 3.02(f) hereto, in the Parent Interim Financial Statements or as contemplated hereby, since December 31, 1999, no change, event, or development or combination of changes or developments (including any worsening of any condition currently existing) has occurred or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent or the Merger-Sub (without regard, however, to changes in conditions generally applicable to the industries in which the Parent and the Merger-Sub are involved or general economic conditions).

                  (g) Absence of Undisclosed Liabilities. Except as set forth in
Schedule 3.02(g) hereto, and for matters reflected or reserved against in the Parent Balance Sheets included in the Parent Financial Statements, neither Parent nor the Merger-Sub had at such date and has not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature, except liabilities or obligations which were incurred in connection with this Agreement and the transactions contemplated hereby or in the ordinary course of business consistent with past practice.

                  (h) Legal Proceedings. Except as set forth in Schedule 3.02(h), there are no actions, suits, arbitrations, or proceedings pending or to the knowledge of the Parent or the Merger- Sub, threatened against, relating to or affecting, nor to the knowledge of the Parent or the Merger- Sub, are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Parent or the Merger-Sub or any of their assets and properties which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Parent or the Merger-Sub or on the ability of the Parent or the Merger-Sub to consummate the transactions contemplated by this Agreement. Neither the Parent nor the Merger- Sub is subject to any judgment, decree, court order, or writ of any Governmental or Regulatory Authority.

                  (i) Information Supplied. Nothing in this Agreement or any schedule, exhibit, certificate, document, or statement in writing which has been supplied by or on behalf of the Parent or the Merger-Sub, in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits any statement of a material fact required to be stated or necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Parent or the Merger-Sub which materially and adversely affects the Parent or the Merger-Sub, which has not been set forth in this Agreement or in the schedules, exhibits, certificates, documents, or statements in writing furnished by the Parent or the Merger-Sub in connection with the transactions contemplated by this Agreement.

                  (j) Compliance with Laws and Orders. Except as set forth in
Schedule 3.02(j) hereto, the Parent and the Merger-Sub hold all permits, licenses, variances, exemptions, orders, and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of its business (the "Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, and approvals which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on the Parent or the Merger-Sub. The Parent and the Merger-Sub are in compliance with the terms of the Permits, except failures so to comply which, individually or in the aggregate, do not have and are not reasonably expected to have a Material Adverse Effect on the Parent or the Merger-Sub. The Parent and the Merger-Sub are not in violation of, or in default under, any Law or Order of any Governmental or Regulatory Authority except for violations which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on the Parent or the Merger-Sub.

                  (k) Compliance with Agreements; Certain Agreements. Neither the Parent nor the Merger-Sub, nor to the knowledge of the Parent or the Merger-Sub, any other party thereto, is in breach or violation of, or in default in the performance or observance of any term or provision of and no event has occurred which, with notice or lapse of time or both, is reasonably expected to result in a default under, (x) the respective Certificates of Incorporation and By-Laws of the Parent and the Merger-Sub or
(y) any material Contract to which the Parent or the Merger-Sub is a party or by which the Parent or the Merger-Sub or any of their assets or properties is bound, except in the case of clause (y) for breaches, violations, and defaults which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on the Parent or the Merger- Sub.

                  (l) Employee Benefit Plans. Neither the Parent nor the Merger-Sub has or contributes to any pension, profit-sharing, option, other incentive plan, or any other type of employee benefit plan, or has any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, sick pay, sick leave, insurance, service award, relocation, disability, tuition refund, or other benefits, whether oral or written, other than the existing Parent stock option plan, which plan shall be cancelled on or prior to the Effective Date.

                  (m) Patents, Trademarks, Et Cetera. Neither the Parent nor the Merger-Sub has any material Intangibles.

                  (n) Insurance. Neither the Parent nor the Merger-Sub has an insurance policy.

                  (o) Labor Matters. Steven A. Rothstein and Robert H. Daskal are the sole officers of the Parent and the Merger-Sub as of the date hereof, and neither the Parent nor the Merger-Sub has any other employees.

                  (p) Facilities, Tangible Property and Assets. Except as set forth on Schedule 3.02(p), the Parent and the Merger-Sub have no facilities, tangible property or assets.

                  (q) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Parent and the Merger-Sub and their affiliates directly with Takeoutmusic.com, without the intervention of any person on behalf of the Parent or the Merger-Sub and their affiliates in such manner as to give rise to any valid claim by any person against the Parent, the Merger-Sub, Takeoutmusic.com or the Surviving Corporation for a finder's fee, brokerage commission or similar payment.

                  (r) Transactions with Affiliates. Except as set forth on
Schedule 3.02(r), neither the Parent nor the Merger-Sub is a party to any material Contract with any of their affiliates or any director or officer for the purchase, sale, lease or other disposition of property or services.

                  (s) Tax Matters.

                           (i) Except as set forth in Schedule 3.02(s), the Parent and the Merger-Sub have filed all tax returns required to be filed by applicable law prior to the Closing. All tax returns were (and, as to tax returns not filed as of the date hereof, will be) true, complete, and correct and filed on a timely basis. The Parent and the Merger-Sub (x) have paid all taxes due, or claimed or asserted in writing by any taxing authority to be due, for the periods covered by such tax returns or (y) have duly and fully provided reserves (in accordance with GAAP) adequate to reflect all such taxes.

                           (ii) The Parent and the Merger-Sub have established (and until the Closing will maintain) on their respective books and records reserves adequate to reflect all material taxes not yet due and payable. The Parent and the Merger-Sub have made available to Takeoutmusic.com complete and accurate copies of all work papers associated with the calculation of the Parent's and the Merger-Sub's respective tax reserves.

                           (iii) There are no tax liens upon the assets of the Parent or the Merger-Sub.

                           (iv) The Parent and the Merger-Sub have not requested (and no request has been made on their behalf) any extension of time within which to file any material tax return.

                           (v) No income tax returns have been examined by any taxing authorities for any periods; and no deficiency for any material taxes has been suggested, proposed, asserted, or assessed against the Parent or the Merger-Sub that has not been resolved and paid in full.

                           (vi) No audits or other administrative proceedings or court proceedings are presently pending with regard to any taxes or tax returns of the Parent or the Merger-Sub. No written claim has been made by a taxing authority in a jurisdiction where the Parent or the Merger-Sub does not file tax returns such that it is or may be subject to taxation by that jurisdiction.

                           (vii) To the extent requested by Takeoutmusic.com, the Parent and the Merger-Sub have made available to Takeoutmusic.com (or, in the case of tax returns to be filed on or before the Closing, will make available) complete and accurate copies of all tax returns and associated work papers filed by or on behalf of the Parent or the Merger-Sub for all taxable years ending on or prior to the Closing.

                           (viii)No agreements relating to allocating or sharing of any taxes have been entered into by the Parent or the Merger-Sub.

                           (ix) Neither the Parent nor the Merger-Sub has entered into any transactions that could give rise to an understatement of Federal Income Tax.

                           (x) Neither the Parent, the Merger-Sub nor any other person on behalf of the Parent or the Merger-Sub has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Parent or the Merger-Sub or has any application pending with any taxing authority requesting permission for any change in accounting methods that relate to the business or operations of the Parent or the Merger-Sub, and neither the Parent nor the Merger-Sub has knowledge that the IRS has proposed any such adjustment or change in accounting method.

                           (xi) Except as set forth on Schedule 3.02(s), neither the Parent nor the Merger-Sub has been, or is now, a member of any consolidated, combined, unitary or affiliated group of corporations for any tax purposes.

                  (t) Accuracy of Information. The Parent has made with the Securities and Exchange Commission ("SEC") all filings required by the Securities Exchange Act of 1934, as amended (all such filings and any future filings made thereunder are collectively, the "Exchange Act Filings"). None of the Exchange Act Filings contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the SEC nor any state regulatory authority has issued any order preventing or suspending the use of any preliminary prospectus or registration statement or any part thereof, and no proceedings for a stop order suspending the effectiveness of any of the Company's securities have been instituted or are pending or threatened.

                  (u) NASD Report.

                           (i) To the knowledge of the Parent, the Parent has made all requisite filings with the National Association of Securities Dealers (the "NASD") and the Over-the- Counter Bulletin Board (the "OTCBB") pursuant to Rule 6740 (the "Rule"). As of the date of filing thereof, such filings (i) complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules promulgated by the NASD, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                           (ii) As of the date hereof, the Parent's Common Stock is quoted on the OTCBB and, upon the declaration or ordering of effectiveness of the registration statement on Form 10-SB of the Parent, filed with the SEC on January 7, 2000, as amended or supplemented from time to time (as so amended and supplemented, the "Form 10-SB"), the Parent shall be in compliance with the NASD Eligibility Rule, as effective January 4, 1999. Parent makes no representation as to the timing or ultimate effectiveness of such registration statement.

                           (iii) No quotation is being submitted or published, directly or indirectly, on behalf of the Parent or any director or officer, or any person, directly or indirectly, who is the beneficial owner of more than ten percent (10%) of the outstanding shares of any equity security of the Parent.

IV.    COVENANTS.

         Section 4.01  Covenants of the Parent and the Merger-Sub.

                  The Parent and the Merger-Sub covenant and agree as follows:

                  (a) Certificate of Incorporation and By-Laws. As of the Closing Date, the Certificate of Incorporation and By-Laws of the Merger-Sub shall be substantially in the form of Exhibits 3.02(b)-1 and 3.02(b)-2, respectively, and the Certificate of Incorporation and By-Laws of the Parent shall be substantially in the form of Exhibits 1.05-1 and 1.05-2, respectively.


                  (b) Shares and Options. Except as contemplated hereby, until the earlier of the Effective Time or the Termination of this Agreement pursuant to Article VI (the "Release Time") without the prior written consent of Takeoutmusic.com, no share of capital stock of the Parent or the Merger-Sub or any option or warrant for any such share, right to subscribe to or purchase any such share, or security convertible into or exchangeable for any such share, shall be issued or sold by the Parent or the Merger-Sub, nor shall the Parent or the Merger-Sub enter into any agreement or commitment to effect any such issuance or sale.

                  (c) Dividends and Purchases of Stock. Until the Release Time, without the prior written consent of Takeoutmusic.com, no cash or non-cash dividend, or liquidating or other distribution or stock split shall be authorized, declared, paid, or effected by the Parent or the Merger- Sub in connection with their respective outstanding capital stock except as set forth in Schedule 4.01(c) hereto.

                  (d) Borrowing of Money; Working Capital. Until the Release Time, neither the Parent nor the Merger-Sub shall incur indebtedness for borrowed money except as set forth on Schedule 3.02(b)(iv). Until the Release Time, neither the Parent nor the Merger-Sub shall guarantee the borrowing of money by any third party, enter into or modify any capital or operating lease or enter into any agreement.

                  (e) Access. Until the Release Time, the Parent and the Merger-Sub will afford the directors, stockholders, counsel, agents, investment bankers, accountants, and other representatives of Takeoutmusic.com reasonable access to the plants, properties, books, and records of the Parent and the Merger-Sub, will permit them to make extracts from and copies of such books and records, and will from time to time furnish Takeoutmusic.com with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the Parent and the Merger-Sub as Takeoutmusic.com from time to time may reasonably request.

                  (f) Conduct of Business. Except as otherwise contemplated or permitted hereby, until the Release Time, neither the Parent nor the Merger-Sub shall take any action that would or is reasonably likely to result in any of the representations or warranties of the Parent or the Merger-Sub set forth in this Agreement being untrue at the Closing Date, or in any of the conditions to the Merger set forth in Article V not being satisfied. Except as otherwise contemplated or permitted hereby, until the Release Time, the Parent or the Merger-Sub will conduct their affairs in all respects only in the ordinary course.

                  (g) Advice of Changes. Until the Release Time, the Parent and the Merger-Sub will promptly advise Takeoutmusic.com in a reasonably detailed written notice of any fact or occurrence or any pending threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing or known at any time prior to or at the Effective Time) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult in the absence of such fact or occurrence, or which (if existing or known at the time of the Effective Time) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

                  (h) Public Statements. Before either the Parent or the Merger-Sub releases any information concerning this Agreement, the Merger, or any other transactions contemplated by this Agreement which is intended for or is reasonably expected to result in public dissemination thereof, the Parent and the Merger-Sub shall cooperate with Takeoutmusic.com, shall furnish drafts of all documents or proposed oral statements to Takeoutmusic.com for comments, and shall not release any such information without the prior consent of Takeoutmusic.com; provided, however, that the foregoing shall not be deemed to prevent the Parent or the Merger-Sub from releasing any information or making any disclosure to the extent that the Parent or the Merger-Sub reasonably determines that it is required to do so by law.

                  (i) Other Proposals. Until the Release Time the Parent shall not authorize or permit any officer, director, employee, counsel, agent, investment banker, accountant, or other representative of the Parent, directly or indirectly, to: (i) initiate contact with any person or entity in an effort to solicit any Takeover Proposal (as such term is defined in this Section 4.01(i)); (ii) cooperate with, or furnish or cause to be furnished any non-public information concerning the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the Parent to, any person or entity in connection with any Takeover Proposal;
(iii) negotiate with any person or entity with respect to any Takeover Proposal; or (iv) enter into any agreement or understanding with the intent to effect a Takeover Proposal; provided, however, that the Parent shall be entitled to take any action described in the foregoing clauses (ii)-(iv) if and to the extent that the Board of Directors of the Parent determines in good faith, based on the advice of their respective counsel, that the failure to take any such action would violate their fiduciary duties to the stockholders of the Parent. The Parent will immediately give written notice to Takeoutmusic.com of the details of any Takeover Proposal of which the Parent becomes aware. As used in Section 4.01(i), "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger, consolidation, reorganization, other business combination, or recapitalization involving the Parent, for the acquisition of a ten percent (10%) or greater interest in the equity or in any class or series of capital stock of the Parent, for the acquisition of the right to cast ten percent (10%) or more of the votes on any matter with respect to the Parent, or for the acquisition of one of their divisions or of a substantial portion of any of their respective assets, the effect of which may be to prohibit, restrict, or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement, or impair the contemplated benefits to Takeoutmusic.com of the Merger or any of the other transactions contemplated by this Agreement.

                  (j) Consents Without Any Condition. Neither the Parent nor the Merger-Sub shall make any agreement or reach any understanding, not approved in writing by Takeoutmusic.com, as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement.

                  (k) Transfer Taxes. The Parent and the Merger-Sub shall timely prepare and file any declaration or filing necessary to comply with any transfer tax statutes that require any such filing before the Effective Time.

                  (l) Exchange Act Filings. The Parent shall use reasonable efforts to prepare and file in a timely manner any Exchange Act Filings to be made prior to or after the Closing Date. If at any time prior to the Closing Date the Parent finds that any Exchange Act Filings contained an untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Parent shall, upon becoming aware of any such untrue statement or omission, promptly notify Takeoutmusic.com.

                  (m) CUSIP; Symbol. The Parent shall use its best efforts to obtain a CUSIP number from the CUSIP Service Bureau for the Parent Common Stock to be issued pursuant to the Merger and to cause the Parent's trading symbol to be changed on the OTCBB as instructed by Takeoutmusic.com as soon as practicable.

         Section 4.02  Covenants of Takeoutmusic.com.

                  Takeoutmusic.com covenants and agrees as follows:

                  (a) Certificate of Incorporation and By-Laws. As of the Closing Date, the Certificate of Incorporation and By-Laws of Takeoutmusic.com shall be substantially in the form of Exhibits 1.04-1 and 1.04-2, respectively.

                  (b) Shares and Options. Except as contemplated hereby, until the earlier of the Effective Time or the Termination of this Agreement pursuant to Article VI (the "Release Time") without the prior written consent of Parent and Merger-Sub, no share of capital stock of Takeoutmusic.com or any option or warrant for any such share, right to subscribe to or purchase any such share, or security convertible into or exchangeable for any such share, shall be issued or sold by Takeoutmusic.com, nor shall Takeoutmusic.com enter into any agreement or commitment to effect any such issuance or sale.

                  (c) Dividends and Purchases of Stock. Until the Release Time, without the prior written consent of the Parent and Merger-Sub, no cash or non-cash dividend, or liquidating or other distribution or stock split shall be authorized, declared, paid, or effected by Takeoutmusic.com in connection with its outstanding capital stock.

                  (d) Borrowing of Money; Working Capital. Until the Release Time, Takeoutmusic.com shall not incur indebtedness for borrowed money or guarantee the borrowing of money by any third party, or enter into or modify any capital or operating lease.

                  (e) Access. Until the Release Time, Takeoutmusic.com will afford the directors, stockholders, counsel, agents, investment bankers, accountants, and other representatives of the Parent and the Merger-Sub reasonable access to the plants, properties, books, and records of Takeoutmusic.com, will permit them to make extracts from and copies of such books and records, and will from time to time furnish the Parent and the Merger-Sub with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of Takeoutmusic.com as the Parent and the Merger- Sub from time to time may reasonably request.

                  (f) Conduct of Business. Until the Release Time, Takeoutmusic.com shall not take any action that would or is reasonably likely to result in any of the representations or warranties of Takeoutmusic.com set forth in this Agreement being untrue at the Closing Date or to any of the conditions to the Merger set forth in Article V not being satisfied. Until the Release Time, Takeoutmusic.com will use all reasonable efforts to preserve the business operations of Takeoutmusic.com intact, to keep available the services of its present personnel, and to preserve the good will of its suppliers, customers, and others having business relations with any of them.

                  (g) Advice of Changes. Until the Release Time, Takeoutmusic.com will promptly advise the Parent and the Merger-Sub in a reasonably detailed written notice of any fact or occurrence or any pending threatened occurrence of which it obtains knowledge and which (if existing or known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing and known at any time prior to or at the Effective Time) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective
Time) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

                  (h) Public Statements. Before Takeoutmusic.com releases any information concerning this Agreement, the Merger, or any of the other transactions contemplated by this Agreement which is intended for, or is reasonably expected to, result in public dissemination thereof, Takeoutmusic.com shall cooperate with the Parent and the Merger-Sub, shall furnish drafts of all documents or proposed oral statements to the Parent and the Merger-Sub for comments, and shall not release any such information without the prior consent of the Parent and the Merger-Sub; provided, however, that the foregoing shall not be deemed to prevent Takeoutmusic.com from releasing any information or making any disclosure to the extent Takeoutmusic.com reasonably determines that it is required to do so by law.

                  (i) Other Proposals. Until the Release Time, Takeoutmusic.com shall not authorize or permit any officer, director, employee, counsel, agent, investment banker, accountant, or other representative of Takeoutmusic.com, directly or indirectly, to (i) initiate contact with any person or entity in an effort to solicit any Takeover Proposal (as such term is defined in this Section 4.02(i)); (ii) cooperate with, or furnish or cause to be furnished any non-public information concerning the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of Takeoutmusic.com to, any person or entity in connection with any Takeover Proposal; (iii) negotiate with any person or entity with respect to any Takeover Proposal; or (iv) enter into any agreement or understanding with the intent to effect a Takeover Proposal; provided, however, that Takeoutmusic.com shall be entitled to take any action described in the foregoing clauses (ii)-(iv) if and to the extent that the Board of Directors of Takeoutmusic.com determines in good faith, based on the advice of their counsel, that the failure to take any such action would violate their fiduciary duties to the stockholders of Takeoutmusic.com. Takeoutmusic.com will immediately give written notice to the Parent of the details of any Takeover Proposal of which Takeoutmusic.com becomes aware. As used in Section 4.02(i), "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger, consolidation, reorganization, other business combination, or recapitalization involving Takeoutmusic.com, for the acquisition of a ten percent (10%) or greater interest in the equity or in any class or series of capital stock of Takeoutmusic.com, for the acquisition of the right to cast ten percent (10%) or more of the votes on any matter with respect to Takeoutmusic.com, or for the acquisition of one of their divisions or of a substantial portion of any of their respective assets, the effect of which may be to prohibit, restrict, or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement, or impair the contemplated benefits to the Parent of the Merger or any of the other transactions contemplated by this Agreement.

                  (j) Approval of Stockholders. Takeoutmusic.com shall, through its Board of Directors, duly call, give notice of, convene, and hold a meeting of its stockholders for the purpose of voting on the ratification and approval of this Merger Agreement as soon as reasonably practicable following the date hereof, or shall take such other action as will satisfy the requirement of stockholder approval under Delaware law.

         Section 4.03  British Columbia Reporting.

                  Prior to the Effective Time, the Parent shall make an application to the British Columbia Securities Commission ("BCSC") to change the reporting status of the Parent in the province of British Columbia such that the Parent shall not be required to report pursuant to the rules of the BCSC at or following the Effective Time.

         Section 4.04 Amendment to Form 10-SB.

                  The Parent shall prepare and file with the SEC an amendment to the Form 10-SB as soon as reasonably practicable after the date hereof if required to effect the transactions contemplated hereby. The Parent shall use its best efforts to have the Form 10-SB declared effective by the SEC as promptly as practicable after filing such amendment. The Parent shall also take any action (other than qualifying as a foreign corporation or taking any action which would subject it to service of process in any jurisdiction where the Parent is not now so qualified or subject) required to be taken under applicable state "Blue Sky" or securities laws in connection with the issuance of the Parent Common Stock in connection with the Merger. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Form 10-

SB, the Parent shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. The Parent, Merger-Sub and Takeoutmusic.com shall cooperate with each other in the preparation of the Form 10-SB and any amendment or supplement thereto, and each shall notify the other of the receipt of any comments of the SEC with respect to the Form 10-SB and of any requests by the SEC for any amendment or supplement thereto or for additional information. Takeoutmusic.com agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments and requests of the SEC and to cause the Form 10-SB to be declared effective by the SEC.

V. CONDITIONS.

         Section 5.01 Conditions to Each Party's Obligation to Effect the
Merger.

                  The respective obligations of each party to effect the Merger are subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                  (a) Stockholder Approval. This Agreement and the Merger shall have been adopted by the requisite vote of the stockholders of Takeoutmusic.com.

                  (b) State Securities Laws. The Parent shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the Parent Common Stock pursuant to the Merger.

                  (c) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing, or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

                  (d) Consents and Approvals. Other than the filings provided for by Section 1.02, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of the Parent, the Merger-Sub or Takeoutmusic.com to consummate the Merger shall have been obtained, all in form and substance reasonably satisfactory to the Parent, the Merger-Sub and Takeoutmusic.com, and no such consent, approval, or action shall contain any term or condition which could be reasonably expected to result in a material diminution of the benefits of the Merger to the stockholders of the Parent, the Merger- Sub and Takeoutmusic.com.

         Section 5.02 Conditions to Obligations of the Parent and the Merger-Sub.

                  The obligations of the Parent and the Merger-Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Parent and the Merger-Sub and in their sole discretion):

                  (a) Representations and Warranties. The representations and warranties made by Takeoutmusic.com in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and Takeoutmusic.com shall have delivered to the Parent and Merger-Sub a certificate, dated the Closing Date and executed on behalf of Takeoutmusic.com by a duly authorized officer, to such effect.

                  (b) Performance of Obligations. Takeoutmusic.com shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this

Agreement to be so performed or complied with by Takeoutmusic.com at or prior to the Closing, and Takeoutmusic.com shall have delivered to the Parent and Merger-Sub a certificate dated the Closing Date and executed on behalf of Takeoutmusic.com by a duly authorized officer, to such effect.

                  (c) Other Closing Documents. Takeoutmusic.com shall have delivered to the Parent and the Merger-Sub at or prior to the Closing Date such other documents as the Parent and the Merger-Sub may reasonably request in order to enable the Parent and the Merger-Sub to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

                  (d) Review of Proceedings. All actions, proceedings, instruments, and documents required by the Parent and the Merger-Sub to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of D'Ancona & Pflaum, counsel to the Parent and the Merger-Sub, and Takeoutmusic.com shall have furnished such documents as such counsel may have reasonably requested for the purpose of enabling it to pass upon such matters.

                  (e) Legal Opinion. The Parent and the Merger-Sub shall receive at the Closing Date an opinion of Camhy Karlinsky & Stein LLP, counsel for Takeoutmusic.com, addressed to the Parent and the Merger-Sub, in a form reasonably acceptable to the Parent and the Merger-Sub.

                  (f) Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit, or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

        Section 5.03 Conditions to Obligation of Takeoutmusic.com to Effect the Merger.

                  The obligation of Takeoutmusic.com to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Takeoutmusic.com in its sole discretion):

                  (a) Representations and Warranties. The representations and warranties made by the Parent and the Merger-Sub in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and the Parent and the Merger-Sub shall have delivered to Takeoutmusic.com a certificate, dated the Closing Date and executed on behalf of the Parent and the Merger-Sub by a duly authorized officer, to such effect.

                  (b) Performance of Obligations. The Parent and the Merger-Sub shall have performed and complied with in all material respects, each agreement, covenant, and obligation required by this Agreement to be so performed or complied with by the Parent and the Merger-Sub at or prior to the Closing, and the Parent and the Merger-Sub shall have delivered to Takeoutmusic.com a certificate, dated the Closing Date and executed on behalf of the Parent and the Merger-Sub by a duly authorized officer, to such effect.

                  (c) Other Closing Documents. The Parent and the Merger-Sub shall have delivered to Takeoutmusic.com at or prior to the Effective Time such other documents as Takeoutmusic.com may reasonably request in order to enable Takeoutmusic.com to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

                  (d) Review of Proceedings. All actions, proceedings, instruments, and documents required by Takeoutmusic.com to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of Camhy Karlinsky & Stein LLP, counsel to Takeoutmusic.com, and the Parent and the Merger-Sub shall have furnished such documents as such counsel may have reasonably requested for the purpose of enabling it to pass upon such matters.

                  (e) Legal Opinion. Takeoutmusic.com shall receive at the Closing Date an opinion of D'Ancona & Pflaum, counsel for the Parent and the Merger-Sub, addressed to Takeoutmusic.com, in a form reasonably acceptable to Takeoutmusic.com.

                  (f) Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the trans actions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

                  (g) Indemnification. As of the Closing Date, Takeoutmusic.com shall have received from each of Steven A. Rothstein and Steven Rabinovici an agreement to indemnify Takeoutmusic.com for up to $16,000 each, on a pari passu basis, from all liabilities of the Parent incurred prior to the Closing Date, for an aggregate of up to $32,000, in form and substance satisfactory to Takeoutmusic.com.

                  (h) Capital. The Parent and the Merger-Sub shall be in strict compliance with Section 3.02(b)(iii).

VI.    TERMINATION.

         Section 6.01  Termination.

                  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether prior to or after the Takeoutmusic.com stockholders' approval:

                  (a) By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors.

                  (b) By either Takeoutmusic.com, the Parent or the Merger-Sub upon written notification to the other party, if:

                           (i) the Takeoutmusic.com stockholders' approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such stockholders or pursuant to a written consent; or

                           (ii) facts exist which render impossible the satisfaction of one or more of the conditions set forth in Section 5.01 and such are not waived by the Parent, the Merger- Sub and Takeoutmusic.com.

                  (c) By the Parent and the Merger-Sub upon written notification to Takeoutmusic.com, if:

                           (i) there has been a material breach of any representation, warranty, covenant, or agreement on the part of Takeoutmusic.com set forth in this Agreement which breach has not been cured within ten (10) business days following receipt by Takeoutmusic.com of notice of such breach from the Parent or the Merger-Sub or assurance of such cure reasonably satisfactory to the Parent or the Merger-Sub have not been given by or on behalf of Takeoutmusic.com within such ten
         (10) business day period; or

                           (ii) facts exist which render impossible the satisfaction of one or more of the conditions set forth in Section 5.02 and such are not waived by the Parent or the Merger- Sub; or

                           (iii) the Parent or its stockholders receive a proposal or offer for any Takeover Proposal, other than pursuant to the transactions contemplated by this Agreement, in connection with which the Board of Directors of the Parent exercises any of its rights specified in Section 4.01(i).

                  (d) By Takeoutmusic.com upon written notification to the Parent or the Merger-Sub, if:

                           (i) at any time after June 30, 2000 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by Takeoutmusic.com; or

                           (ii) there has been a material breach of any representation, warranty, covenant, or agreement on the part of the Parent or the Merger-Sub set forth in this Agreement which breach has not been cured with ten (10) business days following receipt by the Parent or the Merger-Sub of notice of such breach from Takeoutmusic.com or assurance of such cure reasonably satisfactory to Takeoutmusic.com shall not have been given by or on behalf of the Parent or the Merger-Sub within such ten (10) business day period; or

                           (iii) facts exist which render impossible the satisfaction of one or more of the conditions set forth in Section 5.03 and such are not waived by Takeoutmusic.com.

         Section 6.02  Effect of Termination.

                  If this Agreement is validly terminated by the Parent, the Merger-Sub or Takeoutmusic.com pursuant to Section 6.01, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of either the Parent, the Merger-Sub or Takeoutmusic.com (or any of their respective officers, directors, representatives, or affiliates), except that (i) the provisions of this Section 6.02 will continue to apply following any such termination, and (ii) nothing contained herein shall relieve the Parent, the Merger-Sub or Takeoutmusic.com from liability for willful or intentional breach of their respective obligations contained in this Agreement or for fraud.

VII.   MISCELLANEOUS.

         Section 7.01  Fees and Expenses.

                  Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement, the documents appurtenant hereto and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not the Closing occurs.

         Section 7.02  Further Actions.

                  Each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by the other party to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities, and franchises of either of the Constituent Entities or to effect the other purposes of this Agreement.

         Section 7.03  Availability of Equitable Remedies.

                  Since a breach of the provisions of this Agreement could not adequately be compen sated by money damages, any party shall be entitled, either before or after the Effective Time, in addition to any other right or remedy available to it, to an injunction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement, and, in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

         Section 7.04  Survival.

                  The representations, warranties, covenants, and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger for a period of three (3) years after the Effective Time.

         Section 7.05  Modification.

                  This Agreement may be amended, supplemented, or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time. No such amendment, supplement, or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

         Section 7.06  Notices.

                  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or by Federal Express, express mail or similar overnight delivery or courier service or delivered (in person or by telecopy, telex or similar telecommunications equipment) against receipt to the party to which it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 7.06) with copies (which copies shall not constitute notice) as follows:


    If to the Parent or the Merger-Sub: 875 North Michigan Avenue, Suite 1560
                                        Chicago, Illinois 60611
                                        Attn: Robert H. Daskal

    With a copy to:                     D'Ancona & Pflaum LLC
                                        111 East Wacker Drive, Suite 2800
                                        Chicago, Illinois 60601
                                        Attn: Arthur Don, Esq.

    If to Takeoutmusic.com:             381 Broadway, Suite 201
                                        New York, New York 10013
                                        Attn: Mori S. Ninomiya

    With a copy to:                     Camhy Karlinsky & Stein LLP
                                        1740 Broadway, 16th Floor
                                        New York, New York 10019
                                        Attn: Alan I. Annex, Esq.

                  Any notice shall be addressed to the attention of the President. Any notice or other communication given by certified mail shall be deemed given three business days after certification thereof, except for a notice changing a party's address which will be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 7.06 shall be deemed given at the time of receipt hereof.

         Section 7.07 Waiver.

                  Any waiver by any party of a breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this

Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and be authorized by a resolution of the Board of Directors or by an officer of the waiving party.

         Section 7.08  Binding Effect.

                  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parent, the Merger-Sub and Takeoutmusic.com, and their respective successors and assigns.

         Section 7.09  No Third-Party Beneficiaries.

                  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

         Section 7.10  Severability.

                  If any provision of this Agreement is hereafter held to be invalid, illegal, or unenforceable for any reason, such provision shall be reformed to the maximum extent permitted so as to preserve the parties' original intent, failing which, it shall be severed from this Agreement, with the balance of this Agreement continuing in full force and effect. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. If any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

         Section 7.11  Merger; Assignability.

                  This Agreement and the other agreements to be delivered pursuant to this Agreement, and the Exhibits and Schedules attached hereto and thereto, set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all existing agreements concerning such subject matter. This Agreement may not be assigned by any party without the prior written consent of each other party to this Agreement.

         Section 7.12  Headings.

                  The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         Section 7.13  Counterparts; Governing Law; Jurisdiction.

                  This Agreement may be executed in any number of counterparts (and by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the rules governing the conflict of laws. Any action, suit, or proceeding arising out of, based on, or in connection with this Agreement, the Merger, or the other transactions contemplated hereby, or any document relating hereto or delivered in connection with the transactions contemplated hereby, may be brought only and exclusively in the Federal or State Courts located in the State of New York; and each party covenants and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court if it has been duly served with process, that its property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

            [The remainder of this page is intentionally left blank.]

                  IN WITNESS WHEREOF, this Agreement has been executed by duly authorized officers of each of the parties hereto as of the date first above written.

                               TAKEOUTMUSIC.COM, INC.


                               By: /s/ JOHN LAVALLO
                                   -------------------------------------------
                                   Name:  John Lavallo
                                   Title: Executive Vice President,
                                          Business Affairs


                               SHAMPAN, LAMPORT HOLDINGS LIMITED


                               By: /s/ STEVEN A. ROTHSTEIN
                                   -------------------------------------------
                                   Name:  Steven A. Rothstein
                                   Title: President


                               TOMCI ACQUISITION CORP.


                               By: /s/ STEVEN A. ROTHSTEIN
                                   -------------------------------------------
                                   Name:  Steven A. Rothstein
                                   Title: President